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                                                                    EXHIBIT 99.3





[ECLIPSYS LETTERHEAD]






Contacts:

Eclipsys Corporation:    Stephanie P. Massengill, Market Development (media)
                         (561)243-1457 - stephanie.massengill@eclipsys.com

                         Bob Vanaria, CFO (investors)
                         (561)266-2324 - investor.relations@eclipsys.com

MSI Solutions, Inc:      Anna Bean, President and CEO
                         (770)767-2401 - anna.bean@msi-solutions.com

ECLIPSYS CORPORATION COMPLETES ACQUISITION
OF MSI SOLUTIONS, INC.

DELRAY BEACH, FL--JUNE 18, 1999--Eclipsys Corporation (Nasdaq:ECLP), a leading provider of outcomes-focused healthcare information technology solutions, today announced that it has completed its acquisition of MSI Solutions, Inc. (MSI), a leading web application integration company.

     The acquisition is effective June 17.

     According to terms of the agreement, first announced June 11, 1999, 100% of MSI stock has been acquired by Eclipsys in exchange for 2.375 million shares of Eclipsys common stock. The acquisition is expected to be accounted for as a pooling of interests.

     MSI, a privately held company based in Atlanta, GA, was founded in 1991. Its eWebIT product suite is a unified solution designed to facilitate the rapid, cost-efficient development and integration of mission-critical web, e-commerce and legacy information-technology applications.

     Eclipsys will utilize MSI's products and expertise in Enterprise Application Integration (EAI) to provide web-enabling and integration of new and heritage Eclipsys solutions as well as that of Eclipsys customers' other existing information systems. In addition to their system-integration capabilities, MSI's eWebIT applications will be incorporated into Eclipsys' current development projects to enhance clinician access to clinical data via the Internet. MSI consultant staff will also enhance Eclipsys' implementation team, expanding the company's capabilities to speed return on investment from Eclipsys solutions.

     MSI will be operated as the Systems Integration Division of Eclipsys, headed by Anna Bean, president and CEO of MSI.

     Eclipsys Corporation is a Delray Beach, FL-based company providing integrated healthcare information-technology software and service solutions. The company's Sunrise product line is a web-enabled suite of rules-oriented applications that provide actionable information at the point of decision,


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ECLIPSYS CORPORATION
ECLIPSYS FINALIZES ACQUISITION OF MSI SOLUTIONS
JUNE 18, 1999
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supporting decision making that enables customers to balance and improve mission- critical clinical, financial and satisfaction outcomes. Products can be purchased in combination to provide an enterprise-wide solution, or individually to address specific needs. Eclipsys also provides a wide range of information- management and business process-reengineering services. For more information on Eclipsys, see its web site a www.eclipsys.com.

     For information on MSI products and services, see its web site at www.msi-solutions.com.

For more information, contact Eclipsys at investor.relations@eclipsys.com, or call (561)266-2324.

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Statements in this news release concerning future results, performance or expectations are forward-looking statements. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks include risks relating to integration of the combined businesses and their products, uncertainties regarding future financial results and other risks described in the filings of Eclipsys with the Securities and Exchange Commission. Product and company names in this news release are trademarks or registered trademarks of their respective companies.